SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 1, 2006 (August 28, 2006)

Tri-S Security Corporation

(Exact name of registrant as specified in its charter)

Georgia	0-51148	30-0016962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, GA	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 808-1540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On August 28, 2006, Tri-S Security Corporation (the “Company”) issued to Ronald G. Farrell, the Company’s Chief Executive Officer, 97,087 shares of the Company’s common stock (the “Common Stock”) upon exercise by Mr. Farrell of a non-qualified stock option (the “Exchanged Option”) to purchase such shares and payment by Mr. Farrell of the $0.12 per share exercise price of the Exchange Option.

The Company had originally issued to Mr. Farrell, on January 1, 2002, in accordance with the terms of his employment agreement with the Company, a non-qualified stock option to purchase 300,000 shares of Common Stock at an exercise price of $0.04 per share (the “Original Option”). On February 8, 2005, pursuant to an Exchange and Recapitalization Agreement dated November 15, 2004, among the Company and all of the holders of the outstanding Common Stock, the Company’s outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and outstanding rights to purchase Common Stock, the Company effected an exchange and recapitalization of such shares and rights pursuant to which all such shares were exchanged for an aggregate of 1,200,000 shares of Common Stock and all such rights were exchanged for rights to purchase an aggregate of 113,269 shares of Common Stock. Pursuant to the Exchange and Recapitalization Agreement, the Original Option was exchanged for the Exchanged Option.

The shares issued upon exercise of the Exchanged Option were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act (“Section 4(2)”) and Regulation D promulgated thereunder (“Regulation D”). The Company based such reliance upon Mr. Farrell’s status as an “accredited investor,” as such term is used in Regulation D, among other things.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Ronald G. Farrell, Chief Executive Officer

Dated: September 1, 2006